Exhibit 4.4

ARCELORMITTAL

EQUITY  INCENTIVE  PLAN

ANNEX  E

Supplemental  Terms  for  2015-2016  Restricted  Share  Units  and  Performance  Share  Units

The following  share  limits  and  vesting  provisions  shall  apply  to  all  Awards  of  Restricted Share  Units  and  Performance  Share  Units  granted  pursuant  to  the  Plan  during  the  period beginning  on  the  date  of  the  general  meeting  of  shareholders  of  the  Company  in  2015  and  ending on the  date  of  the  general  meeting  of  shareholders  of  the  Company  in  2016(the  “2015-2016  Plan Year”).  All  other  terms  and  conditions  of  the  Restricted  Share  Units  and  Performance  Share Units  are  as  set  forth  in  the  Plan,  including  but  not  limited  to  Section  6  thereof.

1.                    Shares  Available  for  Grant.   Subject  to  adjustment  as  provided  in  Section  7  of  the  Plan  the  number  of  shares  of  Common  Stock  that  may  be  issued  pursuant  to  Awards  of  Restricted  Share  Units  and  Performance  Share  Units  granted  pursuant  to  the  Plan  during  the  2015-2016  Plan  Year  and  the  number  of  shares  of  Common  Stock  that  may  be  issued  pursuant  to  Awards  of  Performance  Share  Units  granted  pursuant  to  the  Group  Management  Board  Performance  Share  Units  Plan  may  not  exceed  5,000,000.

2.                    Vesting.

(a)                  Each  Award  of  Restricted  Share  Units  granted  pursuant  to  the  Plan  during  the 2015-2016  Plan  Year  shall  vest  in  full  on  the  three  (3)  year  anniversary  of  the  date on which  the  Award  was  granted,  subject  to  the  continued  active  Employment  of the Participant  through  such  date,  and  be  settled  by  the  Company  pursuant  to  the terms  of  the  Plan  on  or  within  fourteen  (14)  days  following  the  vesting  date, provided  that  the  Participant  has  submitted  all  necessary  settlement  information prior  to  such  time.

(b)                 Each  Award  of  Performance  Share  Units  granted  pursuant  to  the  Plan  during  the 2015-2016  Plan  Year  shall  vest  on  after  the  completion  of  the  three  (3)  full  year financial  exercises  following  the  date  on  which  the  Award  was  granted,  subject  to achievement  of  the  following  goals,  each  of  which  shall  comprise  fifty  percent (50%)  of  the  total  achievement  measure  for  each  financial  year,  and  be  settled  by the Company  pursuant  to  the  terms  of  the  Plan  on  or  within  fourteen  (14)  days after  confirmation  that  the  performance  criteria  has  been  met,  provided  that  the Participant  has  submitted  all  necessary  settlement  information  prior  to  such  time: (x)  the  improvement  of  the  return  on  capital  employed  (ROCE)  of  the  business unit to  which  the  Participant  belongs;  and  (y)  the  achievement  of  strategic priorities  as  set  by  the  Board  of  Directors.  The

Committee  shall  determine whether  the  performance  criteria  have  been  met  within  sixty  (60)  days  of  the vesting  date,  and  shall  inform  each  Participant  of  such  performance  as  soon  as practicable  thereafter.  For  purposes  of  clarification,  if  a  Participant  belongs  to different  business  units  during  the  performance  period  or  otherwise  has  duties  and responsibilities  that  affect  the  performance  of  multiple  business  units  during  the performance  period,  the  Committee  may  take  into  consideration  and  weight  the achievements  reached  for  ROCE  and  other  strategic  priorities  as  set  by  the  Board of Directors  of  multiple  business  units,  as  appropriate,  for  various  portions  of  the performance  period  in  respect  of  Performance  Share  Units  held  by  such Participant.  The  Committee  shall  determine  the  level  of  performance  achieved  for each  of  these  goals  and  financial year,  on  per  annum  basis,  each year  carrying  the same  weight,  at  the  end  of  the  vesting  period.  If  the  Committee  determines  that with  respect  to  a  particular  portion  of  the  Award  held  by  a  Participant  the achievement  was  (I)  below  80%  of  target  levels,  then  no  Performance  Share  Units held  by  such  Participant  shall  vest,  (II)  at  80%  of  target  levels,  then  50%  of  the Performance  Share  Units  held  by  such  Participant  shall  vest,  (III)  at  100%  of  target  levels,  then  100%  of  the  Performance  Share  Units  held  by  such  Participant shall  vest,  (IV)  at  120%  of  target  levels  or  above,  then  the  Performance  Share Units  held  by  such  Participant  shall  vest  and  the  Participant  shall  have  the  right  to settlement  of  a  number  of  Performance  Share  Units  equal  to  150%  of  the Performance  Share  Units  granted  to  the  Participant  pursuant  to  the  Award  Notice. For  performance  results  between  80%  and  120%  of  target,  the  Committee  shall apply  straight-line  extrapolation  to  determine  the  number  of  Performance  Share Units  that  shall  vest  and  be  subject  to  settlement  for  a  Participant,  provided  that  in no event  will  a  Participant  be  entitled  to  settlement  of  a  number  of  Performance Share  Units  equal  to  more  than  150%  of  the  Performance  Share  Units  granted  to the Participant.

EXHIBIT  5

Terms  Applicable  to  Participants  Subject  to  United  States  Federal,  State  or  Local  Tax  in Respect  of  Any  Restricted  Share  Units  or  Performance  Share  Units  Granted  Pursuant  to the Plan  during  the  2015-2016  Plan  Year.

Pursuant  to  Section  17  of  the  Plan,  the  following  terms  and  conditions  shall  apply  to  all Awards  issued  to  any  Participant  who  is  or  may  be  subject  to  federal,  state  or  local  tax  in  respect of any  Restricted  Share  Units  or  Performance  Share  Units  granted  pursuant  to  the  Plan  during  the 2015-2016  Plan  Year  (a  “U.S.  Participant”).  With  respect  to  each  U.S.  Participant,  in  the  event  of any  conflict  between  the  terms  of  the  Plan  and  this  Exhibit  1,  the  terms  of  this  Exhibit  1  shall apply.

1.                    Vesting  and  Settlement.

All  Awards  granted  to  U.S.  Participants  shall  be  settled  within  two  and  one  half  months (75  calendar  days)  following  the  date  on  which  such  Award  vests.

In  the  event  that  a  U.S.  Participant’s  Employment  terminates  for  any  reason  prior  to  the vesting date  of  the  Award,  (i)  each  Performance  Share  Unit  that  has  not  vested  as  of  the  date  of such  termination  shall  expire  and  be  terminated,  and  (ii)  if  the  Participant’s  Employment terminates  by  reason  of  the  Participant’s  death,  disability  or  Retirement  at  age  sixty  (60)  or  more, each  Restricted  Share  Unit  shall  vest  as  set  forth  in  Section  6(c)  of  the  Plan,  and  shall  be  settled within  fourteen  (14)  days  following  the  date  of  such  U.S.  Participant’s  death,  disability  or Retirement,  provided  that  all  necessary  settlement  information  has  been  submitted  by  the Participant  or  his  or  her  heirs.  Settlement  of  such  Award  may  not  be  deferred  under  Section  4(e) of the  Plan,  except  in  compliance  with  Section  409A  of  the  Code.  Notwithstanding  anything  to the contrary,  in  the  event  that  such  U.S.  Participant  is  a  “specified  employee”  (within  the  meaning  of  Section  409A(2)(B)  of  the  Code)  on  the  date  his  or  her  Employment  terminates  by reason  of  Retirement,  the  Award  shall  be  settled  on  the  first  business  day  of  the  first  calendar month that  begins  after  the  six-month  anniversary  of  the  date  of  the  termination  of  Employment.

2.                    Committee  Discretion.

With  respect  to  Awards  granted  to  U.S.  Participants,  the  Committee’s  authority  with respect  to  leaves  of  absence  as  set  forth  in  Section  4(d)  of  the  Plan  shall  be  limited  as  follows:   the Committee  shall  determine  whether  an  authorized  leave  of  absence,  or  absence  in  military  or government  service,  shall  constitute  termination  of  Employment;  provided  that,  no  payment  shall be made  with  respect  to  any  Award  that  is  subject  to  Section  409A  of  the  Internal  Revenue  Code of 1986,  as  amended  from  time  to  time,  and  all  regulations,  interpretations  and  administrative guidance  issued  thereunder  (the  “Code”)  as  a  result  of  any  such  authorized  leave  of  absence  or absence  in  military  or  government  service  unless  such  authorized  leave  or  absence  constitutes  a separation  from  service  for  purposes  of  Section  409A.

3.                    Payments  by  the  Company.

With  respect  to  Awards  granted  to  U.S.  Participants,  the  Committee  may  not  accelerate the settlement  of  any  Award  unless  any  such  acceleration  would  be  permissible  under  Section 409A of  the  Code.

4.                    Adjustments  Upon  Certain  Changes.

No  provision  of  Section  9  of  the  Plan  shall  be  given  effect  with  respect  to  Awards  granted to U.S.  Participants,  to  the  extent  that  such  provision  would  cause  any  tax  to  become  due  under Section  409A  of  the  Code.

5.                    Amendment  or  Termination  of  the  Plan.

With  respect  to  Awards  granted  to  U.S.  Participants,  no  provision  of  the  Board  of Directors’  right  to  amend  or  terminate  the  plan  as  provided  in  Section  12  of  the  Plan  shall  be given  effect  to  the  extent  that  such  provision  would  cause  any  tax  to  become  due  under  Section 409A of  the  Code.

6.                    Certain  Limitations  on  Awards  to  Ensure  Compliance  with  Code  Section  409A.

The Company  intends  that  the  Plan  and  each  Award  granted  hereunder  that  is  subject  to Section  409A  of  the  Code  shall  comply  with  Section  409A  of  the  Code  and  that  the  Plan  shall  be interpreted,  operated  and  administered  accordingly.  In  the  event  any  term  and/or  condition  of  an Award  granted  hereunder  would  cause  the  application  of  an  accelerated  or  additional  tax  due  by the Participant  under  Section  409A  of  the  Code,  such  term  and/or  condition  shall  be  restructured, to the  extent  possible,  in  a  manner,  determined  by  the  Committee,  that  does  not  cause  such  an accelerated  or  additional  tax.  Any  reservation  of  rights  by  the  Company  hereunder  affecting  the timing of  payment  of  any  Award  subject  to  Section  409A  of  the  Code  (including,  without limitation,  the  rights  of  the  Committee  pursuant  to  Section  9(d))  will  only  be  as  broad  as  is permitted  by  Section  409A  of  the  Code.  Notwithstanding  anything  herein  to  the  contrary,  in  no event  shall  the  Company  be  liable  for  the  payment  of  or  gross  up  in  connection  with  any  taxes and  or  penalties  owed  by  the  Participant  pursuant  to  Section  409A  of  the  Code.

To the  extent  that  a  Participant  is  not,  during  the  period  of  time  when  his  or  her  Award  is outstanding,  subject  to  the  application  of  Section  409A  of  the  Code,  the  limitations  contained herein  solely  to  ensure  compliance  with  Section  409A  of  the  Code  shall  not  apply.